Exhibit 99.1

FOR IMMEDIATE RELEASE

July 15, 2013

HERITAGE FINANCIAL CORPORATION COMPLETES ACQUISITION

OF VALLEY COMMUNITY BANCSHARES, INC.

Olympia, WA / July 15, 2013 / PR Newswire / — (NASDAQ: HFWA) Heritage Financial Corporation, the parent company of Heritage Bank, announced that effective today, July 15, 2013, it has completed its previously announced acquisition of Valley Community Bancshares, Inc. (“Valley”) and its wholly-owned subsidiary, Valley Bank, of Puyallup, Washington. Pursuant to the previously announced terms of the merger, Valley shareholders are receiving $19.50 in cash, without interest, and 1.3611 shares of Heritage common stock per share. As a result of the merger, Heritage will expand its existing footprint in the Puget Sound region and have approximately $1.7 billion in assets and 43 branches.

Brian Vance, Chief Executive Officer of Heritage Financial Corporation and Heritage Bank stated, “We are excited to announce the completion of the merger and to welcome the Valley Bank team to Heritage Bank and we look forward to the opportunities this brings our existing and new customers as a result of the broader branching network and complementary franchises. Valley Bank is a well-established, respected organization and we are excited to partner with them to continue to grow our combined company.”

In addition, David H. Brown, the President and Chief Executive Officer of Valley, will be appointed effective October 1, 2013 to serve on Heritage’s and Heritage Bank’s Boards of Directors.

“We are very pleased to welcome Mr. Brown to the Heritage and Heritage Bank boards. His great depth of banking expertise and community leadership will be invaluable to us,” said Donald V. Rhodes, Chairman of the Board of Heritage and Heritage Bank.

Heritage was advised in this transaction by Keefe, Bruyette & Woods, Inc. as financial advisor and Breyer & Associates PC as legal counsel. McAdams Wright Ragen Inc. acted as financial advisor and Keller Rohrback LLP acted as legal counsel to Valley.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Following the merger, Heritage Bank now has forty-three banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Heritage Financial Corporation, particularly its Form 10-K for the year ended December 31, 2012 or the Form 10-Q for the quarter ended March 31, 2013, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the acquisition of Valley might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.

Contact:	Brian L. Vance, President and Chief Executive Officer
Heritage Financial Corporation
(360) 943-1500